Exhibit 10.51

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the “Agreement”) is effective on 21 October 2011,

BETWEEN:	VODone Limited 第一視頻集團有限公司(the “Service Provider”), a company incorporated in Bermuda and existing under the laws of Bermuda with its head office located at:

Room 3006, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

AND:

China Mobile Games and Entertainment Group Limited 中國手機遊戲娛樂集團有限公司 (the “Company”), a company incorporated in Cayman Islands and existing under the laws of Cayman Islands with its head office located at:

Room 3006, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

1.     ENGAGEMENT

Upon the terms and subject to the conditions hereof, the Company hereby engages the Service Provider to provide the Company with the Services (as defined in Section 2 hereof), and the Service Provider hereby agrees to provide the Company with the services.

2.     ADMINISTRATIVE AND SUPPORT SERVICES

During the term hereof, the Service Provider agrees to provide the administrative support and services as described on Schedule A attached hereto and incorporated herein by reference, and any other administrative services reasonably requested by the Company and agreed to by the Service Provider (hereinafter referred to as the “Services”).

Subject to the provisions of Section 3, the Service Provider agrees to provide the Services in good faith, in a professional and workmanlike manner and in accordance with the reasonable instructions of the Company.

3.     MUTUAL SUPPORT AND COOPERATION

A.    The Service Provider and the Company agrees that it will take all steps reasonably necessary:

i.      To designate key individuals to perform its obligations hereunder;

ii.     To conduct periodic meetings of all such key individuals and others as necessary;

iii.    To fully cooperate with all reasonable requests for assistance; and

iv.    To take such further steps and execute such further documents as may be reasonably necessary.

B.    The parties will make diligent efforts through their respective key individuals to identify the causes of any problems in the Services and to make adjustments, in an equitable fashion, in order to address and resolve such problems, including the substitution or modification of the Services and the corresponding compensation therefore.

4.     FEES

The Service Provider will invoice the Company for the Services performed hereunder on a monthly basis at the rate of HK$80,000 per month, plus such other out-of-pocket costs incurred by the Service Provider as shall be separately stated. Each invoice shall set forth a reasonable explanation of the Services rendered during such period and, if requested by the Company, supporting documentation in reasonable detail. The Company will pay each invoice in full no later than 7 days following the date of the invoice. Each party shall be responsible for paying all taxes, if any, imposed upon it by applicable law in connection with this Agreement.

5.     TERM AND TERMINATION

A.    Except as provided in Section 5B hereof, the term of this Agreement shall commence on the first date indicated above and will continue in full force and effect unless terminated by one party in writing (as detailed in Section 10 hereof) to another.

B.    Either party may, by delivering written notice thereof to the other party, terminate any or all of its obligations under this Agreement, effective immediately, if the other party hereto:

i.      Is rendered bankrupt or becomes insolvent, and such insolvency is not cured within 180 days after written notice, or files a written petition in bankruptcy or an answer admitting the material facts recited in such petition filed by another, or discontinues its business, or has a receiver or other custodian of any kind appointed to administer any substantial amount of its property; or

ii.     Commits a material breach of its duties, obligations or understandings under this Agreement, which breach is not cured within 7 days following written notice of such breach from the nonbreaching party.

Any such termination shall be in addition to any other rights or remedies available at law or in equity to the terminating party.

6.     CONFIDENTIALITY

It is stipulated and agreed that during the term of this Agreement, the Service Provider and the Company will be in a position to become acquainted with each other’s confidential, privileged and proprietary information including, without limitation, identities of suppliers, expenses, pricing techniques and strategies, profits and product line profitability information, existing and future product information, research and development programs, specifications for products, software designs, know-how, trade secrets and other intellectual property, business plans and records, customer names, lists, files and other customer information, budget and financial information and the goals and objectives of the other party, methods, practices and techniques for promoting and marketing products, personnel matters and other confidential processes, formulae or materials regarded by such party as privileged, proprietary or confidential (each parties’ respective confidential information is referred to herein as such party’s “Confidential Information”).

The Service Provider agrees that the Confidential Information of the Company, and the Company agrees that the Confidential Information of the Service Provider, is an integral and key part of the assets of each respective entity and that the unauthorized use or disclosure of the other party’s Confidential Information would seriously damage the owner thereof in its business. As a consequence of the above, the Service Provider and the Company hereby agree that, during the term of this Agreement and thereafter:

A.    The Service Provider and the Company shall not, directly or indirectly:

i.           Use any of the other party’s Confidential Information; or

ii.          Divulge, disclose, furnish or make accessible, or cause any person to divulge, disclose or furnish, any aspects of the other party’s Confidential Information to any person or entity (other than the other party), except as may be reasonably necessary to perform their respective obligations hereunder, as may be expressly authorized by the other party in writing or as required by law or pursuant to a court order; provided, however, that, prior to any such compelled disclosure, the party whose obligation it is to keep such information confidential shall have given the other party notice of the circumstances relating to such compelled disclosure and an opportunity to seek an appropriate protective order with respect thereto.

B.    The Service Provider and the Company shall each refrain from any action or conduct that might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the other party’s Confidential Information.

C.    The term “Confidential Information” as used in this section shall not include information:

i.               Which is or becomes available to the public through no act, omission or fault of, and absent any breach of a covenant or obligation hereunder by, the party whose obligation is to keep such information confidential; or

ii.            Which the party whose obligation it is to keep such information confidential may have received lawfully from any third party without restrictions as to disclosure thereof.

7.     ASSIGNMENT/SUCCESSORS

Neither Party hereto may assign this Agreement or any rights hereunder to any other persons, without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the successors of the parties hereto.

8.     WAIVER OF BREACH

The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof, including the right of any party thereafter to enforce each and every provision. The waiver by any party to this Agreement of any breach or violation of any provision of this Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach or violation thereof.

9.     SEVERABILITY

The terms and conditions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions hereof.

10.  NOTICES

Any notice contemplated by or required or permitted to be given under this Agreement shall be in writing and sent by telecopier, with a copy promptly sent by first class mail, or delivered personally, or sent by next day or overnight courier or delivery, or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

The Service Provider: Attn : Director, VODone Limited, Room 3006, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong, Fax No.: 28698960

The Company: Attn:  Director, China Mobile Games and Entertainment Group Limited, Room 3006, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong, Fax No.: 28698960

Or, in each case, at such other address or facsimile number as may be specified in writing to the other parties hereto. Such notices, requests and other communications sent as provided hereinabove shall be effective: if sent by telecopier on a business day between the hours of 9:00a.m.and 6:00p.m. (Hong Kong time).

11.  CHOICE OF LAW

This Agreement shall in all respects be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at Room 3006, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong on the date indicated above.

For and on behalf of	For and on behalf of
VODone Limited	China Mobile Games and Entertainment
Group Limited

(Sd.) Hendrick SIn	(Sd.) Hendrick Sin
Hendrick Sin, Director	Hendrick Sin, Director

SCHEDULE A

ADMINISTRATIVE AND SUPPORT SERVICES

The administrative and support services provided by the Service Provider include:-

•      Accounting services

•      Preparing the general ledger, account receivable, account payable and fixed assets records

•      Billing and collection services

•      Payroll services including assistance with regulatory compliance matter

•      Tax and treasury

•      Administrative and clerical service

•      Receptionist assistance

•      Process, distribute, maintain and update records, files and documents

•      Data entry

•      Preparing of meetings and conference rooms

•      Maintain inventory of office supplies

•      Maintain locks and keys for storage cabinets and other facilities

•      Human resources service

•      Labour relations, and employee benefit planning and administration

•      Office space and facilities

•      Reasonable office space including all necessary and incidental utilities, equipment and facilities i.e. gas, water and electricity

•      Security services

•      Other supplementary facilities i.e. cafeteria, microwave ovens, other food equipment and facilities

•      IT services and support

•      Existing and future telephone networks and systems, email systems and other facilities i.e. fax and copy machines, and relevant technical support and maintenance

•      General I.T. services and infrastructure including assistance with, installation and maintenance of telephone and computer equipment